EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

DIGITAL THEATER SYSTEMS, INC.

The undersigned hereby certifies that:

1.  He is the duly elected and acting President and Chief Executive Officer of Digital Theater Systems, Inc., a Delaware corporation (the “Corporation”).

2.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 1, 1997.  A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 17, 2003.

3.  Article I of the Restated Certificate of Incorporation of the Corporation is amended in its entirely to read as follows:

“Article I

The name of this corporation is DTS, Inc. (the ‘Corporation’).”

4.  The foregoing amendment was duly approved by the Corporation’s board of directors in accordance with Section 141 of the Delaware General Corporation Law (the “DGCL”).

5.  A resolution approving the foregoing amendment was duly adopted by the holders of a majority of the Corporation’s outstanding stock entitled to vote thereon in accordance with Section 242 of the DGCL at a meeting of the stockholders of the Corporation duly called and held on May 19, 2005, pursuant to Section 222 of the DGCL.

The undersigned declares that he has caused this certificate to be signed on May 20, 2005.

By:	/s/ JON E. KIRCHNER
Jon E. Kirchner, President and CEO

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF DIGITAL THEATER SYSTEMS, INC.]